Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CapLease, Inc. (relating to the issuance of 2,800,000 shares of common stock to be issued pursuant to the CapLease, Inc. Amended and Restated 2004 Stock Incentive Plan) of our report dated March 9, 2009, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in the Annual Report on Form 10-K of CapLease, Inc. for the year ended December 31, 2008.

/s/McGladrey & Pullen, LLP

New York New York
June 19, 2009